EXHIBIT 10

AGREEMENT BY AND BETWEEN
Sun National Bank
Vineland, New Jersey
and
The Comptroller of the Currency

Sun National Bank, Vineland, New Jersey (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller” or “OCC” ) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller has found unsafe and unsound banking practices, including inadequate credit risk management and loan review practices in the commercial lending area.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I
JURISDICTION

(1)           This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2)           This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3)           This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii).  See 12 U.S.C. § 1831i.

(4)           This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5)           This Agreement shall cause the Bank not to be designated as an “eligible bank” for purposes of 12 C.F.R. § 5.3(g), unless otherwise informed in writing by the Comptroller.

(6)           All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

The Office of the Comptroller of the Currency
Eastern Pennsylvania Field Office
3325 Street Road, Suite 120
Bensalem, Pennsylvania  19020

ARTICLE II
COMPLIANCE COMMITTEE

(1)           Within five (5) days of the Effective Date of this Agreement, the Board shall appoint a Compliance Committee of at least five (5) directors, of which no more than (1) shall be an employee of the Bank or any of its affiliates, or a family member of any such person, and no more than one (1) shall be a controlling shareholder of the Bank or any of its affiliates, or a family member of any such person.  The term “affiliate” is defined as in 12 U.S.C. § 371c(b)(1).  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.

(2)           The Compliance Committee shall meet at least monthly.

(3)           Within ten (10) days of the quarter ending June 30, 2010 and within ten (10) days of the end of each calendar quarter thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

 (a)  a description of the action needed to achieve full compliance with each Article of this Agreement;

 (b)  actions taken to comply with each Article of this Agreement; and

 (c)  the results and status of those actions.

(4)           The Board shall forward a copy of the Compliance Committee’s first report, with any additional comments by the Board, to the Assistant Deputy Comptroller within twenty (20) days of the quarter ending June 30, 2010, and shall forward all subsequent Compliance Committee reports, with any additional comments by the Board, to the Assistant Deputy Controller within twenty (20) days of each calendar quarter end thereafter.

ARTICLE III
CAPITAL PLAN

(1)           Within sixty (60) days of the Effective Date of this Agreement, the Board shall submit to the Assistant Deputy Comptroller for review and supervisory non-objection a written capital plan, covering at least a three year period.  Upon receiving the Assistant Deputy Comptroller’s supervisory non-objection to the capital plan, the Board shall, at its next board meeting, adopt the capital plan, and thereafter ensure the Bank’s implementation of and adherence to the capital plan.  The capital plan shall include:

(a)           specific plans for the maintenance of adequate capital to support the Bank’s risk profile and the Bank’s strategic plans;

(b)           projections for growth and capital requirements based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities and overall financial condition;

(c)           projections of the sources and timing of additional capital to meet the Bank's future needs, as set forth in the strategic plan;

(d)           identification of the primary source(s) from which the Bank will maintain an appropriate capital structure to meet its needs;

(e)           contingency plans that identify alternative methods to strengthen capital should the primary source(s) under (d) above not be available; and

(f)           a dividend policy that permits the declaration of a dividend only:
when the Bank is in compliance with its approved capital plan and would remain in compliance with its approved capital plan following the payment of any dividend; when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and with the  prior written supervisory non-objection of  the Assistant Deputy Comptroller.

(2)           The Board shall review and update the Bank's capital plan on an annual basis, or more frequently if necessary. Copies of each update shall be submitted to the Assistant Deputy Comptroller.

(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

ARTICLE IV
CRITICIZED ASSETS

(1)           Within sixty (60) days of the Effective Date of this Agreement the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written program designed to protect the Bank’s interest in those assets criticized in the most recent Report of Examination (“ROE”), in any subsequent ROE, by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.”  The program shall include the development of Criticized Asset Reports (“CARs”) identifying all credit relationships and other assets totaling in aggregate one million five hundred thousand dollars ($1,500,000) or more, criticized as “doubtful,” “substandard,” or “special mention.”  The

CARs must be updated and submitted to the Board and the Assistant Deputy Comptroller quarterly.  Each CAR shall cover an entire credit relationship and include, at a minimum, analysis and documentation of the following:

(a)  the origination date and any renewal or extension dates, amount, purpose of the loan, the originating and current loan officer(s), and a brief explanation of why the relationship is a problem asset;

(b)  the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment source;

(c)  the appraised value of supporting collateral and the position of the Bank’s lien on such collateral, where applicable, as well as other necessary documentation to support the current collateral valuation;

(d)  an analysis of current and complete credit information, including cash flow analysis where loans are to be repaid from operations, and analysis of any guarantor on whom the Bank intends to rely as part of the workout strategy;

(e)  results of any FAS 114 impairment analysis;

(f)  significant developments, including a discussion of changes since the prior CAR, if any and any charge offs, including date and amount; and

(g)  the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including an appropriate exit strategy.

(2)           The Board shall assess periodically, and no less than quarterly, the adequacy of work-out staff, in terms of both numbers and expertise, to ensure staffing levels are appropriate to address the Bank’s level of criticized assets.

(3)           The Bank may not extend credit, directly or indirectly, including renewals, extensions, or capitalization of accrued interest to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination, unless and until each of the following conditions is met:

(a)  the Board, or a designated committee thereof, finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing why such extension is necessary to promote the best interests of the Bank; A copy of the findings and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower;

(b)  the Bank performs a written credit and collateral analysis as required by paragraph (1) (c) and (d) of this Article and, if necessary, the proposed action referred to in paragraph (1)(g) of this Article is revised, as appropriate; and

(c)  the Board’s formal plan to collect or strengthen the criticized asset will not be compromised by the extension of additional credit.

(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to his Article.

ARTICLE V
 LOAN REVIEW

(1)           Within sixty (60) days of the Effective Date of this Agreement, the Board shall review and revise the Bank’s loan review program to ensure the Bank maintains an effective, risk based, independent and on-going process to review the Bank’s loan and lease portfolios for the timely identification and categorization of problem credits.  The program shall provide for appropriate scope and coverage of the loan and lease portfolio and sufficient staffing in light of the Bank’s size and risk profile, and include a written policy that conforms to OCC Bulletin

2006-47 and a loan and lease rating system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses” booklets of the Comptroller’s Handbook.  The program shall provide for a written report to be filed with the Board promptly after each review and no less than quarterly.  Such reports shall include, at a minimum:

(a)  conclusions regarding the overall quality of the loan and lease portfolio(s) reviewed;

(b)  the identification, type, rating, and amount of problem loans and leases;

(c)  the identification and amount of delinquent loans and leases;

(d)  credit and collateral documentation exceptions;

(e)  loans meeting the criteria for nonaccrual status;

(f)   the identity of the loan officer who originated each loan reported in accordance with subparagraphs (b) through (e);

(g)  the identification and status of credit-related violations of law, rule, or regulation;

(h)  concentrations of credit;

(i)   loans and leases to executive officers, directors, principal shareholders of the Bank and their related interests; and

(j)   loans and leases in nonconformance with the Bank’s lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.

(2)           The Board shall evaluate the loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, as appropriate, is taken upon all findings noted in the report(s), and documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits, shall be preserved in the Bank.

(3)           The Board shall forward copies of the policy and program required by this Article to the Assistant Deputy Comptroller for review.

(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to his Article.

ARTICLE VI
ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)           The Board shall require, and within thirty (30) days of the Effective Date of this Agreement, the Bank shall implement and thereafter adhere to a program for the maintenance of an adequate Allowance for Loan and Lease Losses (“ALLL”).  The program shall be consistent with the comments on maintaining a proper ALLL found in the Interagency Policy Statement on the ALLL contained in OCC Bulletin 2006-47 (December 13, 2006) and with the “Allowance for Loan and Lease Losses,” booklet A-ALLL of the Comptroller’s Handbook, and shall incorporate, at a minimum, the following:

(a)  results of the Bank’s loan review;

(b)  criteria for determining which loans will be reviewed under Financial Accounting Standard (“FAS”) 114, how impairment will be determined, and procedures to ensure that the analysis of loans complies with FAS 114 requirements;

(c)  criteria for determining FAS 5 loan pools and an analysis of those loan pools;

(d)  loan loss experience;

(e)  trends of delinquent and nonaccrual loans;

(f)  concentrations of credit in the Bank; and

(g)  present and projected economic and market conditions.

(2)            The Board shall ensure that the Bank, in implementing the program required under paragraph (1), does the following:

(a)  reviews and revises the rationale and methodology for developing historical loss rates, ensuring the rationale is appropriately supported and consistently applied;

(b)  stratifies loan types to more accurately assess risk;

(c)  develops and provides additional support for qualitative factors used in the ALLL analysis and ensures that the directional movement of the allocation for each factor is clearly supported;

(d)  documents updated evaluations and appraisals for impaired loans;

(e)  utilizes more robust tools, such as migration analysis and stress testing, to assess historical losses and better project future losses;

(f)   incorporates requirements for periodic independent validation of the Bank’s ALLL methodology, and revises the methodology when appropriate.

(3)           The program shall provide for a review of the ALLL by the Board at least once each calendar quarter.  Any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings.  Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the ALLL.

(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VII
CREDIT ADMINISTRATION

(1)           Within thirty (30) days of the Effective Date of this Agreement, the Board shall revise the Bank’s credit administration program and thereafter ensure the Bank’s implementation of and adherence to the revised program, which shall, at a minimum, provide for:

(a)           procedures to ensure updated appraisals and collateral valuations are obtained when necessary to support the Bank’s collateral position;

(b)           criteria used to determine valuation standards, including who a valuation must be performed by; and

(c)           a process to fully analyze guarantor support, including a detailed analysis of the guarantor’s global financial condition, which considers the value, sufficiency and liquidity of a guarantor’s net assets, actual and contingent  liabilities, and cash flow, including inflows and both required and discretionary cash outflows from all activities;

(2)           Upon completion, a copy of the program shall be forwarded to the Assistant Deputy Comptroller.

(3)           The Board shall ensure that the Bank has the processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VIII
PROFIT PLAN

(1)           Within sixty (60) days of the Effective Date of this Agreement, the Board shall develop and submit to the Assistant Deputy Comptroller for review and supervisory non-objection a written plan to improve and sustain the earnings of the Bank.  Upon receiving the Assistant Deputy Comptroller’s written supervisory non-objection to the plan the board shall promptly adopt and thereafter ensure the Bank’s implementation of and adherence to the plan.  The plan shall describe the means by which the Bank will improve and sustain earnings to support its operations and risk profile and shall, at a minimum, include:

(a)  an analysis of the profitability of the Bank’s business lines, market segments, lending strategies, funding costs and fee structures;

(b)  the identification of areas in which earnings performance may be improved;

(c)  specific actions the Bank will take to improve earnings performance, including, for example, potential strategies to eliminate unprofitable business lines, market segments or products and specific strategies to reduce overhead and operating expenses without compromising the safe and sound operation of the Bank;

(d)  the assignment of accountability and establishment of specific timeframes to achieve the plan’s objectives; and

(e)  a review process to monitor the Bank’s progress in meeting the plan’s objectives.

(2)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

ARTICLE IX
BROKERED DEPOSITS

(1)           The Bank shall not accept, renew, rollover or acquire any “brokered deposit” (as that term is defined by 12 C.F.R. § 337.6(a)(2)) if the acceptance, renewal, rollover or acquisition of such deposit would result in the Bank’s aggregate level of brokered deposits exceeding 3.5% of the Bank’s total liabilities, unless the Bank has obtained from the Assistant Deputy Comptroller a prior written determination of no supervisory objection.

(2)           The limitation in paragraph (1) shall include the acquisition of brokered deposits through any transfer, purchase, or sale of assets.

(3)           If the Bank seeks to exceed the limitation set forth in paragraph (1), the Board shall submit to the Assistant Deputy Comptroller a written request that includes, at a minimum, the following information:

(a)           the dollar volume, maturities, and cost of the brokered deposits to be acquired;

(b)           the proposed use of the brokered deposits, i.e., short-term liquidity or restructuring of liabilities to reduce cost;

(c)           alternative funding sources available to the Bank; and

(d)           the reasons why the Bank believes that the acceptance of the brokered deposits does not constitute an unsafe or unsound practice in its particular circumstances.

(4)           The Assistant Deputy Comptroller may require the submission of such additional information as necessary to make an informed decision.  Upon consideration of the Board’s request, the OCC will determine, in its sole discretion, whether to provide a written determination of no supervisory objection or deny the Board’s request.  Any written determination of no supervisory objection may contain such conditions as the OCC shall deem appropriate.

ARTICLE X
CLOSING

(1)           This Agreement shall be effective immediately upon its execution by all parties (“Effective Date”) and shall remain in full force and effect until the Comptroller, in his sole discretion, through his authorized representative elects to terminate the Agreement.

(2)           Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(3)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(4)           Any time limitations imposed by this Agreement shall begin to run from the Effective Date of this Agreement, unless otherwise provided.  Such time requirements may be extended in writing by the Comptroller or his duly authorized representative for good cause upon written application by the Board.

(5)           The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller or his duly authorized representative.

(6)           In each instance in this Agreement in which the Board is required to act, the Board shall be obligated to take such measures within the scope of their authority necessary to accomplish such act, and, to the extent that such measures involve directions to management of the Bank, the Board shall be obligated to ensure that management of the Bank follows such directions.

(7)           This Agreement is intended, and shall be construed to be a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States of America.   Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations, undertaken by the Bank herein, pursuant to his supervisory powers, including pursuant to 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.  The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States of America, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or arrangements, or negotiations between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

[SIGNATURES OMITTED]